                                                                    Exhibit 99.5

                                 WHX CORPORATION

                       [__________] SHARES OF COMMON STOCK
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

 THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON
                   [_______] [__], 2007, SUBJECT TO EXTENSION.

                                                            [_______] [__], 2007

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the
"Rights Offering") by WHX CORPORATION, a Delaware corporation (the "Company"), to the holders of its common stock, par value $0.01 per share ("Common Stock"), as described in the Company's prospectus dated [_______] [__], 2007 (the
"Prospectus"). Holders of record of Common Stock at the close of business on
[_________] [__], 2007 (the "Record Date") will receive at no charge non-transferable subscription rights (each, a "Subscription Right") to purchase up to an aggregate of [________] shares of Common Stock at a subscription price of $[___] per share (the "Subscription Price"), for up to an aggregate purchase price of $200 million.

      Each stockholder will receive one Subscription Right for each share of
Common Stock owned on the Record Date, evidenced by a rights certificate (the
"Subscription Certificate") registered in the stockholder's name or in the name of the stockholder's nominee. Each Subscription Right will entitle its holder to purchase [____] shares of Common Stock at the Subscription Price (the "Basic
Subscription Right"). Each Subscription Right also entitles the holder thereof to subscribe for additional shares of Common Stock that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription
Rights, at the Subscription Price, if such holder has fully exercised its Basic
Subscription Rights (the "Oversubscription Right"). See "The Rights
Offering--Subscription Rights" in the Prospectus.

      If you exercise the Oversubscription Right on behalf of beneficial owners of Subscription Rights, you will be required to certify to Computershare Inc.
(the "Subscription Agent") and the Company, in connection with the exercise of the Oversubscription Right, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the
Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting. If an insufficient number of shares is available to fully satisfy all
Oversubscription Right requests, the available shares will be distributed proportionately among holders who exercise their Oversubscription Right based on the number of shares each holder subscribed for under the Basic Subscription
Right, subject to the maximum number of shares for which holders can oversubscribe without endangering the availability of the Company's net operating loss carry forwards ("NOLs") under Section 382 of the Internal Revenue
Code. In the event holders seeking to oversubscribe would endanger the availability of our NOLs, those holders seeking to oversubscribe will generally be proportionately reduced. However, to maximize the proceeds of the offering or to avoid endangering the availability of the Company's NOLs, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately. In addition, the Company may refuse any subscription, in its sole and absolute discretion, which would result in the subscriber owning 5% or more of the Common Stock, to avoid endangering the availability of the Company's
NOLs. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
See "The Rights Offering--Subscription Rights--Oversubscription Rights" in the
Prospectus.

      We are asking you to contact your clients for whom you hold shares of
Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

      Enclosed are copies of the following documents for you to use:

      1.      Prospectus;

      2.      Form of Letter from the Company to its stockholders;

      3.      Instructions for Use of WHX Subscription Certificate (including
Substitute Form W-9);

      4.      Notice of Guaranteed Delivery;

      5.      A form letter which may be sent to your clients for whose
accounts you hold Common Stock registered in your name or in the name of your nominee;

      6.      Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Subscription Rights; and

      7.      Nominee Holder Certification Form.

      Your prompt action is requested. The Subscription Rights will expire at
5:00 P.M., New York City time, on [_______] [__], 2007, subject to extension or earlier termination (the "Expiration Date").

      To exercise Subscription Rights, properly completed and executed
Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the
Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a
Subscription Certificate prior to the Expiration Date.

      Additional copies of the enclosed materials may be obtained by contacting the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York,
NY 10016, by telephone at (212) 929-5500 (call collect) or (800) 322-2885
(toll-free) or by email at proxy@mackenziepartners.com.

Sincerely,

Glen M. Kassan
CHIEF EXECUTIVE OFFICER

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
PERSON AS AN AGENT OF WHX CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION
AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON
STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU
OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT
TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.